Free Writing Prospectus

Corning Natural Gas corporation

Filed Pursuant to Rule 433

To Registration Statement on Form S-3

Registration Statement No. 333-159521

CORNING NATURAL GAS CORPORATION

330 W. William Street

Corning, New York 14830

December 21, 2010

To: All Participants in the Dividend Reinvestment Plan

Each shareholder of Corning Natural Gas has the opportunity to participate in our Dividend Reinvestment Plan and to reinvest the dividends we pay on our common stock in additional shares. A copy of the prospectus, dated May 22, 2009, for the Dividend Reinvestment Plan may be found on the website of the Securities and Exchange Commission at http://www.sec.gov. The prospectus is updated from time to time by the Company's reports filed with the Commission.

Due to certain changes in the regulations of the Internal Revenue Service, on December 14, 2010, our Board of Directors approved an amendment to the Plan. The amendment requires that if a shareholder elects to reinvest less that all of the dividends payable on such shareholder's shares of our common stock, a minimum of 10% of the dividend must be reinvested. This change is effective as of the close of business on December 31, 2010.

No action is required at this time of Plan participants unless you have elected to have less than 10% of your dividends reinvested. If you have any questions, please contact the plan administrator, Registrar and Transfer Company, 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn: Dividend Reinvestment Department, online at http://www.rtco.com or by calling (800) 368-5948.

Sincerely,

/s/ Michael I. German

Michael I. German

President and Chief Executive Officer

Corning Natural Gas Corporation

Amendment No. 1

To

Dividend Reinvestment Plan

This Amendment No. 1 amends the Corning Natural Gas Corporation ("Corning") Dividend Reinvestment Plan (as amended, the "Plan").

WHEREAS, amended regulations issued by the U.S. Internal Revenue Service amend the record keeping and reporting requirements on cost basis for certain stock issuances and purchases, and defined "dividend reinvestment plans" for purposes of such regulation as only those which required a minimum of 10% of the dividend receivable of any participant be invested for purposes of deferring the application of such requirements for 2011; and

WHEREAS, the Board of Directors of Corning determined that it was in the best interests of Corning to amend the Plan (pursuant to Section 15) to take advantage of the deferral and determined that such amendment was not material to the participants in the Plan;

NOW, THEREFORE, Section 5 of the Plan is hereby amended, effective as of 5:00 p.m. Eastern Daylight Savings Time on December 31, 2010, by replacing the last sentence thereof with the following:

"A shareholder of record must enroll at least 10% of every dividend on the shares enrolled in the Plan and at least ten (10) shares in order to be a Participant."